UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   May 22, 2007

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On May 22, 2007, Equifax Inc. (the “Company”) entered into a new commercial paper program (the “Program”) on a private placement basis under which the Company may issue unsecured commercial paper notes (the “Notes”) up to a maximum aggregate amount outstanding at any time of up to $850 million.  Under the Program, the Company may issue commercial paper from time to time, and the proceeds of the commercial paper financing will be used for general corporate purposes, including working capital, capital expenditures, acquisitions and share repurchases.  Amounts available under the Program may be reborrowed.  The program is backstopped by the Company’s Amended and Restated Credit Agreement dated as of July 24, 2006, as further amended on May 11 and 15, 2007 (the “Credit Agreement”), among the Company, Equifax PLC, SunTrust Bank as administrative agent and various lenders, providing for a senior unsecured revolving credit facility of up to $850 million.  If at any time funds are not available on favorable terms under the Program, the Company may resort to the Credit Agreement for funding.  The Board of Directors has authorized the Program to serve as an alternative source of funding for the Company, but not as an increase to the Company’s overall debt.  The Company expects to issue $400 million in Notes under the Program initially, the proceeds of which will be used to repay a corresponding principal amount of outstanding borrowings under the Credit Agreement.

Banc of America Securities LLC and SunTrust Capital Markets, Inc. will act as dealers under the Program (collectively, the “Dealers”) pursuant to the terms and conditions of their respective Commercial Paper Dealer Agreements with the Company (each, a “Dealer Agreement”).  JPMorgan Chase Bank, National Association, will act as issuing and paying agent under the Program.

The Program provides the terms under which the Dealers will either purchase from the Company or arrange for the sale by the Company of Notes pursuant to an exemption from federal and state securities laws.  The Program contains customary representations, warranties, covenants and indemnification provisions.  The maturities of the Notes will vary, but may not exceed 397 days from the date of issue.  The principal amount of outstanding Notes under the Program may not exceed $850 million.  The Notes will be sold at a discount from par or, alternatively, will be sold at par and bear interest at rates that will vary based upon market conditions at the time of the issuance of the Notes.  The rates of interest will depend on whether the Note will be a fixed or floating rate.  The interest on a floating rate may be based on the following: (a) CD rate; (b) commercial paper rate; (c) the federal funds rate; (d) LIBOR; (e) prime rate; (f) treasury rate; or (g) such other base rate as may be specified in a supplement.

The Program contains certain events of default including, among other things: non-payment of principal, interest or fees; violation of covenants; invalidity of any loan document; material judgments; and bankruptcy and insolvency events, subject in certain instances to cure periods.

A copy of each Dealer Agreement is attached to this report as Exhibit 10.1 and 10.2, respectively, and each is incorporated by reference as though it were fully set forth herein. The description above is a summary of the Program and is qualified in its entirety by the complete text of the Program itself.

A copy of the text of the Company’s press release announcing the Program is attached as Exhibit 99.1 hereto.  The information in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the $850 million unsecured commercial paper program discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

10.1	Commercial Paper Dealer Agreement between Equifax Inc. and Banc of America Securities LLC, dated as of May 22, 2007.
10.2	Commercial Paper Dealer Agreement between Equifax Inc. and SunTrust Capital Markets, Inc., dated as of May 22, 2007.
99.1	Press release of Equifax Inc. dated May 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/Lee Adrean
	Name:	Lee Adrean
	Title:	Corporate Vice President and
Chief Financial Officer

Date: May 23, 2007

Exhibit Index

The following exhibit is being filed with this report:

Exhibit No.	Description

10.1	Commercial Paper Dealer Agreement between Equifax Inc. and Banc of America Securities LLC, dated as of May 22, 2007.
10.2	Commercial Paper Dealer Agreement between Equifax Inc. and SunTrust Capital Markets, Inc., dated as of May 22, 2007.
99.1	Press release of Equifax Inc. dated May 22, 2007.